ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-132747

Dated February 27, 2007

                                                               (PROTECTION LOGO)
100% Principal Protection Notes
Linked to a Currency Basket

UBS AG, JERSEY BRANCH

(PRODUCT DESCRIPTION HEADER)

These Principal Protection Notes provide 100% principal protection at maturity and enhanced returns based on the appreciation of a basket of currencies relative to the U.S. dollar. The basket is composed of five currencies, the Brazilian real, the Russian ruble, the Mexican peso, the Norwegian krone and the Chinese renminbi.

These Principal Protection Notes may help reduce portfolio risk while providing exposure to currencies. Principal protection only applies at maturity.

(FEATURES HEADER)

STRATEGIC ALTERNATIVES TO FIXED INCOME INVESTING

[ ] Enhanced returns linked to the appreciation of a basket of currencies relative to the U.S. dollar

[ ]  100% principal protection at maturity

[ ]  Exposure to Mexican, Brazilian, Russian, Norwegian and Chinese currencies

(INDICATIVE TERMS)

Issuer                    UBS AG, Jersey Branch (AA+/Aa2)(1)
-----------------         ----------------------------------------
Issue Price               $1,000 per Note
-----------------         ----------------------------------------
Term                      2 years
-----------------         ----------------------------------------
Basket                    Basket Rates                      Weighting
                          ----------------------------------------
                          USD/MXN spot rate                    20%
                          ----------------------------------------
                          USD/BRL spot rate                    20%
                          ----------------------------------------
                          USD/RUB spot rate                    20%
                          ----------------------------------------
                          USD/NOK spot rate                    20%
                          ----------------------------------------
                          USD/CNY spot rate                    20%
-----------------         ----------------------------------------

Payment at Maturity       IF THE BASKET RETURN IS POSITIVE, you
(per $1,000)              will receive your principal plus an
                          amount based on the Basket Return
                          multiplied by the Participation Rate,
                          calculated as follows:

                          $1,000 + ($1,000 x Basket Return x
                          Participation Rate)

                        IF THE BASKET RETURN IS ZERO OR NEGATIVE, you will receive your principal:

                          $1,000
--------------------    -----------------------------------------
Participation Rate(2)   300% to 350%
--------------------    -----------------------------------------

Basket Return           Basket Ending Level Basket Starting Level
                        Basket Ending Level
                        -----------------------------------------
Basket Starting Level   100
--------------------    -----------------------------------------

Basket Ending Level     The closing level of the Basket on the
                        Final Valuation Date
--------------------    -----------------------------------------
Trade Date(3)           March 23, 2007
--------------------    -----------------------------------------
Settlement Date(3)      March 30, 2007
--------------------    -----------------------------------------
Final Valuation         March 27, 2009
  Date(3)
--------------------    -----------------------------------------
Maturity Date(3)        March 31, 2009
--------------------    -----------------------------------------

(SCENARIO ANALYSIS AT MATURITY HEADER)

Assumption: Participation Rate of 340%

                                  (LINE GRAPH)

                            (HYPOTHETICALS GRAPHIC)

This offering summary represents a summary of the terms and conditions of the Notes. We encourage you to read the preliminary prospectus supplement and accompanying prospectus related to this offering dated February 27, 2007. We are using this issuer free writing prospectus and the attached preliminary prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. We will notify you of any material changes to the terms of the Notes.

Notes: (1) The Issuer is rated AA+ by Standard & Poor's and Aa2 by Moody's. A security rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.
(2) The Participation Rate will be set on the Trade Date. (3) In the event that we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Notes remains the same.

[UBS LOGO]
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(BASKET RATE DESCRIPTION HEADER)

USD/MXN SPOT RATE

The USD/MXN spot rate expresses the amount of Mexican peso that can be exchanged for one U.S. dollar. As of February 22, 2007, at 4:27pm, the USD/MXN spot rate was 11.0033.

USD/BRL SPOT RATE

The USD/BRL spot rate expresses the amount of Brazilian real that can be exchanged for one U.S. dollar. As of February 22, 2007, at 4:27pm, the USD/BRL spot rate was 2.0820.

USD/RUB SPOT RATE

The USD/RUB spot rate expresses the amount of Russian ruble that can be exchanged for one U.S. dollar. As of February 22, 2007, at 4:27pm, the USD/RUB spot rate was 26.2272.

USD/NOK SPOT RATE

The USD/NOK spot rate expresses the amount of Norwegian krone that can be exchanged for one U.S. dollar. As of February 22, 2007, at 4:27pm, the USD/NOK spot rate was 6.1452.

USD/CNY SPOT RATE

The USD/CNY spot rate expresses the amount of Chinese renminbi that can be exchanged for one U.S. dollar. As of February 22, 2007, at 4:27pm, the USD/CNY spot rate was 7.7446

(HISTORICAL INDEX PERFORMANCE HEADER)

The graph below illustrates the performance of the Basket from February 2002 to February 22, 2007.

(HISTORICAL MONTH END VALUES OF THE BASKET CHART)

Source: Bloomberg L.P.

(INVESTOR SUITABILITY HEADER)

THE NOTES MAY BE SUITABLE FOR YOU IF:

]    You seek an investment with a return linked to the Basket Rates.

] You believe the values of the Basket Rates will increase (the currencies in the Basket appreciate relative to the U.S. dollar) over the term of the Notes.

]    You seek an investment that is fully principal protected at maturity.

]    You do not seek current income from this investment.

]    You are willing to hold the Notes to maturity.

] You are willing to invest in the Notes based on the range indicated for the Participation Rate (the actual Participation Rate will be determined on the Trade Date).
THE NOTES MAY NOT BE SUITABLE FOR YOU IF:

] You do not seek exposure to Brazilian, Chinese, Mexican, Norwegian and Russian currencies.

] You believe the Basket Rates will decrease (the currencies in the Basket depreciate relative to the U.S. dollar) over the term of the Notes.

] You prefer the lower risk, and therefore accept the potentially lower returns, of non-structured fixed income investments with comparable maturities and credit ratings.

]    You seek current income from your investments.

]    You are unable or unwilling to hold the Notes to maturity.

]    You seek an investment for which there will be an active secondary market.

(KEY RISKS HEADER)

] NO INTEREST PAYMENTS--You will not receive any periodic interest payments on the Notes.

] THE AMOUNT YOU RECEIVE AT MATURITY MAY RESULT IN A YIELD THAT IS LESS THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY--The amount you receive at maturity may result in a yield that is less than the return you could earn on other investments. For example, your yield may be lower than the yield you would earn if you bought a standard United States dollar-denominated senior non-callable debt security of UBS with the same stated maturity date.

] PRINCIPAL PROTECTION ONLY IF YOU HOLD THE NOTES TO MATURITY -- If you sell your Notes in the secondary market prior to maturity, you may have to sell them at a discount, and you will not have the benefit of principal protection from any decline in the value of the Basket as expressed by changes in the Basket Rates. You should be willing to hold your Notes to maturity.

] THERE MAY BE LITTLE OR NO SECONDARY MARKET FOR THE NOTES--We do not intend to list the Notes on any stock exchange, and there can be no assurances that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time.

] OWNING THE NOTES IS NOT THE SAME AS OWNING THE CURRENCIES IN THE BASKET--The return on your Notes may not reflect the return you would realize in you actually purchased BRL, RUB, MXN, NOK and CNY

] THE SPOT RATE OF EACH CURRENCY IS INFLUENCED BY UNPREDICTABLE FACTORS THAT INTERRELATE IN COMPLEX WAYS--Such factors include, among others, the economic, financial, political, social or judicial conditions in the relevant country, the region and globally. Additionally, appreciation in the value of a country's natural resources, such as oil, does not ensure that the currency of that country will appreciate proportionally, in part or appreciate at all.
INVESTORS ARE URGED TO REVIEW "RISK FACTORS" IN THE PRELIMINARY PROSPECTUS SUPPLEMENT RELATED TO THIS OFFERING FOR A MORE DETAILED DESCRIPTION OF THE RISKS RELATED TO AN INVESTMENT IN THE SECURITIES.

THE RETURNS ON UBS STRUCTURED PRODUCTS ARE LINKED TO THE PERFORMANCE OF THE RELEVANT UNDERLYING ASSET OR INDEX. BEFORE INVESTING, INVESTORS SHOULD CAREFULLY READ THE DETAILED EXPLANATION OF RISKS, TOGETHER WITH OTHER INFORMATION IN THE RELEVANT OFFERING MATERIALS DISCUSSED BELOW, INCLUDING BUT NOT LIMITED TO INFORMATION CONCERNING THE TAX TREATMENT OF THE INVESTMENT. UBS AG HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS UBS AG HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT UBS AG AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. OR BY CALLING TOLL-FREE 1-800-657-9836.